Exhibit No. 1
Western Media Group
Form 10-KSB
File No. 2-71164

                       IONIC CONTROLS, INC.

                       ARTICLES OF AMENDMENT

      I, the undersigned, being the duly elected, qualified and acting Secretary of Ionic Controls, Inc., a Minnesota corporation (the "Company"), do hereby certify that:

      At a duly-noticed, convened and held Annual Meeting, the stockholders of Ionic Controls, Inc., on November 14, 1988 adopted the following Amendment to the Articles of Incorporation of Ionic Controls, Inc. , in accordance with Section 302A.135.

                             ARTICLE I
                               NAME

      The  name  of this corporation shall be Western Media  Group
Corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand as of the 17th day of November, 1988.

                                           /s/   Donna   M.   Hoy,
Secretary

STATE OF MINNESOTA  )
                    )ss.
COUNTY OF HENNEPIN  )

      The foregoing instrument was acknowledged before me on the 17th day of November, 1988.

                                        /s/ Notary Public

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                          CERTIFICATE OF

               RESTATED ARTICLES OF INCORPORATION OF

                       IONIC CONTROLS, INC.

      Jeffrey D. Halpern and Howard I. Rutman, President and Secretary, respectively, being duly authorized, by the common shareholders holding more than fifty (50%) percent of the issued and outstanding stock of Ionic Controls, Inc., do hereby certify that they are the President and Secretary, respectively, of Ionic Controls, Inc., a corporation organized and existing under the laws of the State of Minnesota, and that the shareholders of Ionic Controls, Inc., at a Special Shareholders' Meeting, held on December 11, 1980, adopted the following resolutions:

           RESOLVED, that the Articles of Incorporation of Ionic Controls, Inc. be restated as follows, and that such Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation and all amendments thereto; and

          BE IT FURTHER RESOLVED, that the President and Secretary
of  this  corporation       be,  and hereby  are,  authorized  and
directed to execute and file with the Secretary of State of the State of Minnesota such Restated Articles of Incorporation on behalf of this corporation.

                             RESTATED
                     ARTICLES OF INCORPORATION
                                OF
                       IONIC CONTROLS, INC.

                             ARTICLE I

                               Name

     The name of this corporation shall be Ionic Controls, Inc.

                            ARTICLE II.

                         Registered Office

     The location and post office address of the registered office of this corporation shall be 2288 Caulfield Plaza, Woodbury, Minnesota 55125, County of Washington.

                           ARTICLE III.

                             Duration

     The duration of this corporation shall be perpetual.

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                            ARTICLE IV.

                             Purposes

      The purposes for which this corporation is organized are general business purposes.

                            ARTICLE V.

                              Powers

      The corporation shall have all of the powers granted or available under the laws of the State of Minnesota and laws amendatory and supplementary thereto and in addition and not in limitation thereof, the following specific powers:

          (a) To become surety for or guarantee the carrying out or performance of any contract, lease, or obligation, of any kind of any person, firm or corporation in any connection with the carrying on of any business which in the judgment of the Board of Directors of this corporation shall be of benefit to this corporation;

          (b) To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America, or any domestic or foreign corporation, and while the holder of such shares, to exercise all of the privileges of ownership, including the right to vote thereon, to the same extent as any natural person might or could do; and

          (c) To purchase or otherwise acquire, on such terms and-in such manner as the By-Laws of this corporation from time to time provide, and to own and hold shares of the capital stock of this corporation, and to reissue the same from time to time.

                            ARTICLE VI.

                           Capital Stock

     A.   Authorized Shares.

      The total authorized number of shares of this corporation shall be 25,000,000 all of which shall be common shares of the par value of $.0l per share.

     B.   Issuance of Shares; Conversion and Option Rights.

     The Board of Directors shall have the authority and power to accept and reject subscriptions for shares; to allot, sell, issue and deliver shares, options thereon, purchase or subscription warrants therefor or other evidence of such option rights; to grant rights to convert any of the securities of the corporation, including shares of any class, into shares of the corporation of any class; and to fix the terms, provisions and conditions of said options, and said rights to convert, including the option

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 price or prices at which shares may be purchased or subscribed for and the conversion basis or bases.

     C.   Unpaid Subscriptions.

     If any payment for shares subscribed and allotted is not made on the due date, the corporation may, in addition to any other remedies provided by law, terminate, cancel and revoke the allotment of unpaid shares.

     D.   Unallotted Shares.

      The Board of Directors shall have the authority and power to fix and alter, from time to time, in respect of shares then allotted, any or all of the following: the dividend rate; the redemption price; the liquidation price; the conversion rights and sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class.

                           ARTICLE VII.

                      Rights of Shareholders

     A.   Preemptive Rights.

      No holder of the stock of this corporation shall have any preferential, preemptive or other rights of subscription to any shares of any class of stock of the corporation allotted or sold or to be allotted or sold and now or thereafter authorized, or to any obligations convertible into stock of the corporation of any class, nor to any right of subscription or to any part thereof.

     B.   Cumulative Voting.

      No holder of the stock of this corporation shall be entitled to any cumulative voting rights.

     C.   Quorum for Voting.

      The presence at any meeting, in person or by proxy, of the holders of not less than a majority of the shares entitled to vote shall constitute a quorum for the purposes of voting.

     D.   Amendments, Mergers, Sale of Assets.

      The holders of a majority of the common shares of this corporation then outstanding shall have the power to amend these Articles of Incorporation, to adopt an agreement for consolidation or merger, and to authorize the Board of Directors to sell, lease, exchange, or otherwise dispose of all, or substantially all, of the property and assets of this corporation, including its good will, upon such terms and conditions and for such consideration, which may be money, shares, bonds or other instruments for the payment of money or other property, as the Board of Directors deems expedient.

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                           ARTICLE VIII.

                              By-Laws

     The Board of Directors shall have power to make and alter the By-Laws of the corporation subject to the power of the shareholders to change or repeal such By-Laws. No By-Law or substantially similar By-Law which has been changed or repealed by shareholders shall be enacted by the Board of Directors for a Period of two years from the date of such shareholders action.

                            ARTICLE IX.

                             Directors

      The names and post office addresses of each of the directors of this corporation are:

          Name                     Post Office Address
     Norman M. Brody                    1076 West County Road B
                                   Roseville, MN 55113

     Jeffrey D. Halpern                 2288 Caulfield Plaza
                                   Woodbury
                                   St. Paul, MN 55119

     Howard I. Rutman                   6425 Nicollet Avenue South
                                   Minneapolis, M 55423

     David Roden                        3916 Highland Avenue
                                   White Bear Lake, MN 55110

      The term of each director shall be for one year or until their successors are duly elected and qualified.

                            ARTICLE X.

                           Miscellaneous

     A.   Certain Transactions.

      In the absence of fraud, no contract or other transaction between the corporation and any other corporation, and no act of the corporation, shall in any way be affected or invalidated by the fact that any of the directors of the corporation are pecunarily or otherwise interested in, or are directors or officers of, such other corporations; and, in the absence of fraud, any director, individually, or any firm of which any director may be a member, may be party-to, or may be pecunarily or otherwise interested in, any contract or transaction of the corporation, provided, in any case, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the corporation who is

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also a director or officer of any such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation that shall authorize any such contract, act or transaction, and
may   vote  thereat  to  authorize  any  such  contract,  act   or
transaction,  with full force and effect as if he  were  not  such
director  or  officer  of  such  other  corporation  or   not   so
interested.

     B.   Indemnification.

      The corporation shall have the power to indemnify any person to the full extent permitted by law.

                            ARTICLE XI.

                             Supersede

      The  foregoing  Restated Articles of  Incorporation  are  to
supersede  and  take  the  place  of  the  existing  Articles   of
Incorporation and all amendments thereto.

     IN TESTIMONY WHEREOF, the undersigned, the President and Secretary, respectively, of Ionic Controls, Inc. have executed this Certificate of Restated Articles of Incorporation on this 11th day of December, 1980.


                                        /s/ Jeffery D. Halpern

                                        /s/ Howard I. Rutman

STATE OF MINNESOTA  )
                    )ss.
COUNTY OF RAMSEY    )

     On this 11th day of December, 1980, before me, a notary public, personally appeared Jeffrey D. Halpern and Howard I. Rutman President and Secretary, respectively, to me known to be the persons named as President and Secretary, respectively of Ionic Controls, Inc. and who executed the foregoing Certificate of Restated Articles of Ionic Controls, Inc., and they acknowledged that they executed the same.

                                        /s/ Notary Public

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